Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-132065 and 333-161511 on Forms S-8 and Registration Statement No. 333-171290 on Form S-3 of our reports dated February 25, 2013, relating to the consolidated financial statements of Rockwood Holdings, Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Parsippany, New Jersey
February 25, 2013